Exhibit 10.1

AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of March 31, 2006, to the Membership Interest Purchase and Contribution Agreement (the “Agreement”), dated as of March 7, 2006, by and among Mr. Stanley C. Gale (“SG”), SCG Holding Corp., a Delaware corporation (“SCG” and together with SG, the “Sellers”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (the “Purchaser”), and Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS:

WHEREAS, the Purchaser, MCRLP and the Sellers have entered into the Agreement;

WHEREAS, pursuant to and in accordance with Section 10.7 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.          Amendments to the Agreement. (a) Section 1.01 of the Agreement is hereby amended by adding the following defined term:

“License Agreement” means a license to the Purchaser to use the trademark listed in Section 1.01(b) of the Disclosure Schedule in form and on the terms and conditions to be agreed upon by the Purchaser and SG prior to the Closing.

(b) The definition of “Ancillary Agreements” in Section 1.01(a) of the Agreement is hereby amended by adding at the end thereof the phrase “and the License Agreement”.

(c) Section 5.05(b) of the Agreement is hereby amended by adding the phrase “Except as otherwise provided in Section 5.22 hereof,” at the beginning thereof.

(d)          Section 5.22 of the Agreement is hereby amended in its entirety to be and read in its entirety as follows:

“Section 5.22 Non-Portfolio Real Property Interests. (a) Prior to the Closing, the parties shall negotiate in good faith, and prepare and enter into an appropriate acquisition or contribution agreement or agreements (the “Non-Portfolio Real Property Interest Purchase Agreement”) as may be desirable to effect the option, sale or transfer of the membership interests of those certain limited liability companies holding the real property interests identified on Exhibit H (each a “Non-Portfolio Interest”) to the Purchaser from the parties identified thereon. Exhibit H sets forth (i) the amount of consideration to be paid for each Non-Portfolio Interest, and (ii) the ownership percentage each Non-Portfolio Interest represents in the real property related thereto. Each of the parties hereto hereby agree that the parties may mutually amend Exhibit H from time to time prior to the Closing. The Non-Portfolio Real Property Interest Purchase Agreement shall provide that the Sellers shall use their commercial best efforts to obtain such third-party consents as shall be necessary in order to consummate the option, sale or transfer each Non-Portfolio Interest to the Purchaser (the “Non-Portfolio Consents”) and that the Purchaser’s obligations thereunder are subject to the receipt of such Non-Portfolio Consents in form and substance reasonably satisfactory to the Purchaser. The Non-Portfolio Real Property Interest Purchase Agreement shall further provide that the applicable sellers will be entitled to participate equally with Purchaser in the economic benefit generated by the properties after Purchaser recovers the amount of consideration it paid for such interest plus a preferred return of ten percent (10%). The parties hereto hereby further agree to consummate the transactions contemplated by the Non-Portfolio Real Property Interest Purchase Agreement, on the terms and conditions substantially set forth therein, simultaneously with or prior to the Closing, subject to the receipt of the applicable Non-Portfolio Consents.

(b) In the event that any Non-Portfolio Consent is not obtained at or prior to the Closing, the parties hereto agree that additional closings may be made to effect the option, sale or transfer of the applicable Non-Portfolio Interests within ninety (90) days following the Closing, in each case, promptly upon the receipt of the applicable Non-Portfolio Consents.

(c) In the event that any Non-Portfolio Consent is not obtained within ninety (90) days following the Closing, the Sellers shall be required to promptly thereafter implement any relevant “buy-sell” provisions with respect to the related Non-Portfolio Interest, at a price not less than the price specified on Exhibit H (provided, that if Purchaser shall specify a higher price, the Sellers shall implement such “buy-sell” provisions at such higher price). If the other party to the “buy-sell” shall agree to acquire the Non-Portfolio Interest at the price offered by the Sellers, then the Sellers shall sell such Non-Portfolio Interest to such other party at the specified purchase price (and shall turn over to the Purchaser any portion of consideration received which is in excess of the price specified on Exhibit H). If the other party to the “buy-sell” shall require the Sellers to acquire such other party’s interest, then the Purchaser shall, and MCRLP shall cause the Purchaser to, acquire both such other party’s interest (at the price specified by the Sellers to the other party) and the Sellers’ interest (at the price specified on Exhibit H). In addition, the Purchaser shall, and MCRLP shall cause the Purchaser to, reimburse the Sellers for all reasonable costs and expenses incurred by the Sellers in implementing and consummating the “buy-sell” contemplated hereby.

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(d) Notwithstanding the foregoing, in the event that there shall not be any “buy-sell” provisions with respect to any Non-Portfolio Interest and the relevant Non-Portfolio Consent shall not have been obtained within ninety (90) days following the Closing, then the Purchaser shall provide written notice to the Sellers, within two (2) Business Days thereafter, of its agreement to either (i) accept the option, sale or transfer of the beneficial economic interests and burdens of the applicable Non-Portfolio Interests or (ii) agree to terminate its obligations to purchase the applicable Non-Portfolio Interests and release the applicable sellers from their obligations to option, sell or transfer such Non-Portfolio Interests. Notwithstanding anything contained herein to the contrary, in the event that any Non-Portfolio Consent is not received and the Purchaser agrees to terminate its obligations to purchase such Non-Portfolio Interest, nothing contained in this Agreement or in the Non-Portfolio Real Property Interest Purchase Agreement shall prohibit the applicable sellers from owning such Non-Portfolio Interest and operating the real property related to such Non-Portfolio Interest.”

(e)          Section 7.01 of the Agreement is hereby amended by deleting clause (d) thereof in its entirety.

(f)           Section 7.02 of the Agreement is hereby amended by deleting clause (g) thereof in its entirety and replacing it with the following:

“(g)        No Material Adverse Effect. Since the Financial Statements Date there shall not have occurred a Material Adverse Effect.”

(g)          Article X of the Agreement is hereby amended by adding the following new Section 10.15:

“Section 10.15. Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, each party shall be entitled to enforce the provisions of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.”

(h)          The definition of “Gross Income Threshold” in Exhibit D of the Agreement is hereby amended by replacing the amount of “$15,000,000” in the definition thereof with the amount of “$16,000,000”.

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(i)           The definition of “Net Income Threshold” in Exhibit D of the Agreement is hereby amended by replacing the amount of “$5,000,000” in the definition thereof with the amount of “$6,000,000”.

(j)           Exhibit H of the Agreement is hereby amended in its entirety and replaced as set forth on Exhibit H to this Amendment.

Section 2.          Assignment. This Amendment may not be assigned by operation of Law or otherwise without the prior express written consent of the Sellers, and the Purchaser or MCRLP which consent may be granted, conditioned, delayed or withheld in the sole discretion of the Sellers or the Purchaser or MCRLP, as the case may be. Notwithstanding the foregoing, the Purchaser may assign any or all of its interests in this transaction to one or more Affiliates, provided, that any such assignment shall not relieve the Purchaser from its obligations hereunder.

Section 3.        Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Purchaser, MCRLP and the Sellers with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 4.          Severability. If any term or other provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

Section 5.          Counterparts. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 6.          Governing Law. This Amendment and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Purchaser, MCRLP and the Sellers have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MACK-CALI REALTY ACQUISITION CORP.,

a Delaware corporation

By:	/s/ MITCHELL E. HERSH

Name: Mitchell E. Hersh

Title: President and Chief Executive Officer

MACK-CALI REALTY L.P.,

a Delaware limited partnership

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner
By:	/s/ MITCHELL E. HERSH

Name: Mitchell E. Hersh

Title: President and Chief Executive Officer

SCG HOLDING CORP.

By:	/s/ STANLEY C. GALE

Name: Stanley C. Gale

Title: Chief Executive Officer

STANLEY C. GALE

/s/ STANLEY C. GALE

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EXHIBIT H

NON-PORTFOLIO REAL PROPERTY INTERESTS

	Size (SF)	Value per SF	Value	TGC Interest	Current TGC Cost/Value(f)	Partner
3 Campus Dr.	122,000	$35.00	$4,270,000	50.0% (b)	$2,135,000(a)	Landis 50% (b)

Center of Morris County:
100 Kimball	175,000	$68.57		8.3%	$991,654	JPM 75% Hampshire 16.7%
One Jefferson	100,000	$40.00		8.3%	$424,625(e)	JPM 75% Hampshire 16.7%

12 Vreeland ($11,313,017 million of debt in place)	139,750	$180.00	$25,155,000 Stan Gale Mark Yeager Tom Walsh Finn Wentworth K. Weilkopolski Gene Diaz Bart Oates Total	15.0% 7.5% 2.5% 15.0% 5.0% 3.75% 1.25% 50.0%	$2,076,297 $1,038,149 $346,050 $2,076,297 $692,099 $519,074 $173,025 $6,920,991	S&K 50% Former Gale employees 25%

Princeton Forrestal Village	550,000			10.0%	$1,774,500	GE 80% Witmondt 5% Mandelbaum 5%

Offices at Bedminster	190,000		Stan Gale Mark Yeager	10.6% 3.375%		JPM 70%

One Newark Center	419,000			TBD		Praedium

Belmar—Redevelopment Rights				Generally 100% Hunt-50% DiFeo-85%	$1,500,035	TBD

Newark Transit Village				50%	$551,864	Ivor Braka

Florham Park Corporate Campus (Exxon)	600,000	$35.00 (c)	21,000,000	50%	$10,500,000	The Rockefeller Development Group Corp.

55 Corporate Dr. (d)				50%	$10,000,000	SL Green

(a)	Subject to a payment of $915,000 to the Morgan Stanley interests.
(b)	Assumes exercise of option to buy out Morgan Stanley interests.
(c)

Value based upon approvals in place, which are not currently vested. This would be an option to acquire our interest in the office portion of this development. 35/sq ft price subject to reduction to support a yield of 10%, and if the adjusted price goes below 25/sq ft Gale can terminate

(d)	Only insofar as it relates to our interest in the pad site for building 4
(e)	Expected future contribution to be funded prior to closing of the subject transaction
(f)

Subject to change if additional TGC capital contributions are made. Such TGC capital contributions shall not exceed $500,000 in the aggregate without the prior consent of Purchaser, such consent not to be unreasonably withheld or delayed.

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